Exhibit 99.1

RECENT DEVELOPMENTS

Results of Operations

For the first quarter of 2011, the Company reported a net loss attributable to common shareholders of $0.4 million, or a loss of $0.01 per diluted share, compared to a net loss attributable to common shareholders of $3.1 million, or a loss of $0.06 per diluted share, for the first quarter of 2010.

The Company’s net loss attributable to common shareholders for the first quarter of 2011 included $1.8 million of costs associated with the Company’s redemption of its Series B preferred stock, discussed further below.

Funds from Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data provided below.

FFO for the first quarter of 2011 was $18.3 million, compared to $15.0 million, for the first quarter of 2010.

The Company’s reported FFO for the first quarter of 2011 included a charge related to the redemption of the Company’s Series B preferred stock of $1.8 million.

Fully Stabilized (Same Store) Community Data

Total revenues for the Company’s fully stabilized (same store) communities increased 3.6% and total operating expenses decreased 2.3% during the first quarter of 2011, compared to the first quarter of 2010, resulting in a 7.9% increase in same store net operating income (“NOI”). A reconciliation of property NOI to GAAP net income is included in the financial data provided below. The average monthly rental rate per unit increased 2.3% during the first quarter of 2011, compared to the first quarter of 2010. Average economic occupancy at the Company’s 46 fully stabilized (same store) communities, containing 16,688 apartment units, was 95.3% and 95.0% for the first quarter of 2011 and 2010, respectively.

Development Activity

The Company announced the development of Phase III of its Post Midtown Square® apartment community in Houston, TX. Post Midtown Square® - Phase III is planned to consist of 124 apartment units with an average unit size of approximately 889 square feet and approximately 10,864 square feet of street-level retail space, and is expected to have a total estimated development cost of approximately $21.8 million. The Company anticipates that first apartment unit deliveries will occur in the third quarter of 2012. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured revolving lines of credit and proceeds under its at-the-market common equity sales program.

Preferred Stock Redemption

In March 2011, the Company redeemed all outstanding shares of its 7-5/8% Series B cumulative redeemable preferred stock for their redemption value of $49.6 million, plus accrued and unpaid dividends through the redemption date. The Company recorded costs of $1.8 million in the first quarter of 2011 related to original issuance costs and expenses associated with the redemption.

At-the-Market Common Equity Activity

The Company has an at-the-market common equity program for the sale of up to 4 million shares of common stock. The Company expects to use this program in 2011 as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the first quarter of 2011, the Company sold 420,889 shares, at an average gross price per share of $37.62, producing net proceeds of $15.5 million. The Company has approximately 3.5 million shares remaining for issuance under this program.

Forward Looking Statements

Certain statements made in this disclosure may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Important risk factors regarding the Company are included in the filings the Company makes from time to time with the Securities and Exchange Commission (“SEC”), including the risk factors under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010 and other risk factors as may be discussed in subsequent filings with the SEC. These risk factors could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward looking statements. All such risk factors are specifically incorporated by reference into this disclosure.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2011	2010
Revenues
Rental	$69,093	$65,134
Other property revenues	4,222	3,726
Other	216	283

Total revenues	73,531	69,143

Expenses
Total property operating and maintenance (exclusive of items shown separately below)	32,617	33,491
Depreciation	18,752	18,471
General and administrative	4,116	4,676
Investment and development	478	602
Other investment costs	494	669

Total expenses	56,457	57,909

Operating income	17,074	11,234
Interest income	92	169
Interest expense	(14,475)	(12,613)
Amortization of deferred financing costs	(647)	(833)
Net gains on condominium sales activities	744	948
Equity in income of unconsolidated real estate entities, net	209	123
Other income (expense)	16	(155)

Net income (loss)	3,013	(1,127)
Noncontrolling interests - consolidated real estate entities	11	(61)
Noncontrolling interests - Operating Partnership	1	11

Net income (loss) attributable to the Company	3,025	(1,177)
Dividends to preferred shareholders	(1,689)	(1,890)
Preferred stock redemption costs	(1,757)	(8)

Net loss attributable to common shareholders	$(421)	$(3,075)

Per common share data - Basic
Net loss attributable to common shareholders	$(0.01)	$(0.06)

Weighted average common shares outstanding - basic	49,041	48,370

Per common share data - Diluted
Net loss attributable to common shareholders	$(0.01)	$(0.06)

Weighted average common shares outstanding - diluted	49,041	48,370

FUNDS FROM OPERATIONS

(In thousands)

(Unaudited)

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of funds from operations (“FFO”). FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

The Company also uses FFO as an operating measure. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, management believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on the Company’s consolidated statement of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO.

FFO should not be considered as an alternative to net income (loss) available to common shareholders (determined in accordance with GAAP) as an indicator of the Company’s financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of the Company’s needs or ability to service indebtedness or make distributions.

A reconciliation of net loss attributable to common shareholders to FFO available to common shareholders and unitholders was as follows.

	Three months ended March 31,
	2011	2010
Net loss attributable to common shareholders	$(421)	$(3,075)
Noncontrolling interests - Operating Partnership	(1)	(11)
Depreciation on consolidated real estate assets	18,404	18,002
Depreciation on real estate assets held in unconsolidated entities	359	354
Gains on sales of condominiums	(744)	(948)
Incremental gains on condominium sales (1)	744	722

Funds from operations available to common shareholders and unitholders (2)	$18,341	$15,044

Weighted average shares outstanding - basic	49,194	48,557
Weighted average shares and units outstanding - basic	49,365	48,731
Weighted average shares outstanding - diluted (3)	49,581	48,665
Weighted average shares and units outstanding - diluted (3)	49,752	48,838

1.	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds from the sale of condominium homes exceeds the greater of their fair value or net book value as of the date the property is acquired by its taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under generally accepted accounting principles.
2.	For the three months ended March 31, 2011, FFO included $1,757 of preferred stock redemption costs.
3.	Diluted weighted average shares and units include the impact of dilutive securities totaling 387 and 108 for the three months ended March 31, 2011 and 2010, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 153 and 187 for the three months ended March 31, 2011 and 2010, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

FULLY STABILIZED (SAME STORE) COMMUNITY DATA

(In thousands)

(Unaudited)

The Company defines fully stabilized (same store) communities as those which have reached stabilization prior to the beginning of the previous year. For the 2011 to 2010 comparison, fully stabilized communities are defined as those communities which reached stabilization prior to January 1, 2010. This portfolio consisted of 46 communities with 16,688 units, including 13 communities with 5,407 units (32.4%) located in Atlanta, Georgia, 12 communities with 3,797 units (22.8%) located in Dallas, Texas, 5 communities with 1,905 units (11.4%) located in the greater Washington D.C. metropolitan area, 4 communities with 2,111 units (12.6%) located in Tampa, Florida, 4 communities with 1,388 units (8.3%) located in Charlotte, North Carolina and 8 communities with 2,080 units (12.5%) located in other markets. The operating performance of these communities was as follows:

	Three months ended March 31,
	2011	2010	% Change
Rental and other revenues	$63,237	$61,043	3.6%
Property operating and maintenance expenses (excluding depreciation and amortization)	25,287	25,873	(2.3)%

Same store net operating income (1)(5)	$37,950	$35,170	7.9%

Capital expenditures (2)
Annually recurring:
Carpet	$644	$605	6.4%
Other	1,363	1,932	(29.5)%

Total annually recurring	2,007	2,537	(20.9)%
Periodically recurring	886	5,071	(82.5)%

Total capital expenditures (A)	$2,893	$7,608	(62.0)%

Total capital expenditures per unit
(A ÷ 16,688 units)	$173	$456	(62.1)%

Average economic occupancy (3)	95.3%	95.0%	0.3%

Average monthly rental rate per unit (4)	$1,243	$1,215	2.3%

1.	Net operating income of stabilized communities is a supplemental non-GAAP financial measure. The Company believes that the line on the Company’s consolidated statement of operations entitled “Net income (loss)” is the most directly comparable GAAP measure to net operating income. See footnote 5 below for a reconciliation of property net operating income to GAAP net income (loss). The Company believes that net operating income is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, operating segment groupings and individual properties. Additionally, the Company believes that net operating income, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community.
2.	A reconciliation of these segment components of property capital expenditures to total annually recurring and periodically recurring and total capital expenditures as presented in the consolidated statements of cash flows prepared under GAAP is detailed below.

	Three months ended March 31,
	2011	2010
Annually recurring capital expenditures by operating segment
Fully stabilized	$2,007	$2,537
Communities stabilized during 2010	22	17
Other segments	98	24

Total annually recurring capital expenditures	$2,127	$2,578

Periodically recurring capital expenditures by operating segment
Fully stabilized	$886	$5,071
Communities stabilized during 2010	31	36
Other segments	375	339

Total periodically recurring capital expenditures	$1,292	$5,446

Total revenue generating capital expenditures	$139	$33

Total property capital expenditures per statements of cash flows	$3,558	$8,057

The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining same store communities. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year and commercial properties in addition to same store information. Therefore, the Company believes that its presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures.”

3.	Average economic occupancy is defined as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross potential rent is defined as the sum of the gross actual rental rates for leased units and the anticipated rental rates for unoccupied units. The calculation of average economic occupancy does not include a deduction for net concessions and employee discounts. Average economic occupancy, including these amounts, would have been 94.4% and 93.5% for the three months ended March 31, 2011 and 2010, respectively. For the three months ended March 31, 2011 and 2010, net concessions were $384 and $699, respectively, and employee discounts were $184 and $181, respectively.
4.	Average monthly rental rate is defined as the average of the gross actual rental rates for leased units and the average of the anticipated rental rates for unoccupied units, divided by total units.
5.	A reconciliation of property net operating income to GAAP net income is detailed below.

	Three months ended March 31,
	2011	2010
Fully stabilized (same store) community NOI	$37,950	$35,170
Property NOI from other operating segments	2,748	199

Consolidated property NOI	40,698	35,369

Add (subtract):
Interest income	92	169
Other revenues	216	283
Depreciation	(18,752)	(18,471)
Interest expense	(14,475)	(12,613)
Amortization of deferred financing costs	(647)	(833)
General and administrative	(4,116)	(4,676)
Investment and development	(478)	(602)
Other investment costs	(494)	(669)
Gains on condominium sales activities, net	744	948
Equity in income of unconsolidated real estate entities, net	209	123
Other income (expense), net	16	(155)

Net income (loss)	$3,013	$(1,127)

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Real estate assets
Land	$285,005	$285,005
Building and improvements	2,030,629	2,028,580
Furniture, fixtures and equipment	242,507	240,614
Construction in progress	34,709	25,734
Land held for future investment	69,775	72,697

	2,662,625	2,652,630
Less: accumulated depreciation	(711,111)	(692,514)
For-sale condominiums	75,986	82,259

Total real estate assets	2,027,500	2,042,375
Investments in and advances to unconsolidated real estate entities	7,533	7,671
Cash and cash equivalents	8,292	22,089
Restricted cash	4,855	5,134
Deferred charges, net	11,443	8,064
Other assets	28,724	29,446

Total assets	$2,088,347	$2,114,779

Liabilities and equity
Indebtedness	$1,036,770	$1,033,249
Accounts payable and accrued expenses	62,483	66,977
Investments in unconsolidated real estate entities	15,558	15,384
Dividends and distributions payable	9,977	9,814
Accrued interest payable	11,123	5,841
Security deposits and prepaid rents	9,182	10,027

Total liabilities	1,145,093	1,141,292

Redeemable common units	6,695	6,192

Commitments and contingencies
Equity
Company shareholders’ equity
Preferred stock, $.01 par value, 20,000 authorized:
8 1/2% Series A Cumulative Redeemable Shares, liquidation preference $50 per share, 868 shares issued and outstanding	9	9
7 5/8% Series B Cumulative Redeemable Shares, liquidation preference $25 per share, 0 and 1,983 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	20
Common stock, $.01 par value, 100,000 authorized:
49,787 and 48,926 shares issued and 49,787 and 48,913 shares outstanding at March 31, 2011 and December 31, 2010, respectively	497	489
Additional paid-in-capital	939,206	965,691
Accumulated earnings	—	4,577

	939,712	970,786
Less common stock in treasury, at cost, 96 and 108 shares at March 31, 2011 and December 31, 2010, respectively	(3,281)	(3,696)

Total Company shareholders’ equity	936,431	967,090
Noncontrolling interests - consolidated real estate entities	128	205

Total equity	936,559	967,295

Total liabilities and equity	$2,088,347	$2,114,779

CONSOLIDATED DEBT SUMMARY

(In thousands)

(unaudited)

Indebtedness

At March 31, 2011 and December 31, 2010, the Company’s indebtedness consists of the following:

Description	Payment Terms	Interest Rate		Maturity Date		March 31, 2011	December 31, 2010
Senior Unsecured Notes	Int.	4.75% - 6.30%	(1)	2011-2017	(1)	$385,412	$385,412
Unsecured Lines of Credit	N/A	LIBOR + 2.30%	(2)	2014	(2)	4,010	—
Secured Mortgage Notes	Prin. and Int.	4.88% - 6.09%		2013-2019	(3)	647,348	647,837

Total						$1,036,770	$1,033,249

1.	Senior unsecured notes totaling approximately $9,637 bearing interest at 5.125% mature in 2011. The remaining unsecured notes mature between 2012 and 2017.
2.	Represents stated rate. At March 31, 2011, the weighted average interest rate was 2.55%
3.	There are no scheduled maturities of secured notes in 2011. These notes mature between 2013 and 2019.

Debt maturities

A schedule of the aggregate maturities of the Company’s indebtedness at March 31, 2011 is provided below.

Remainder of 2011	$12,633
2012	100,104
2013	186,606
2014	192,654	(1)
2015	124,205
Thereafter	420,568

	$1,036,770

1.	Includes outstanding balances on lines of credit totaling $4,010.